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                                                                     EXHIBIT 5.1
                                 April 4, 1996

Board of Directors
BJ Services Company
5500 Northwest Central Drive
Houston, Texas 77092

Ladies and Gentlemen:

                 We have acted as counsel to BJ Services Company, a Delaware corporation (the "Company"), and to BJ Services Company, U.S.A., BJ Service International, Inc. and BJ Services Company Middle East, each a Delaware corporation (collectively, the "Subsidiary Guarantors"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offering by the Company of up to an aggregate principal amount of $125 million of 7% Series B Notes due 2006 (the "Exchange Notes") in exchange for up to an aggregate principal amount of $125 million of 7% Series A Notes due 2006 (the "Existing Notes," and together with the Exchange Notes, the "Notes"). The Existing Notes were issued, and the Exchange Notes will be issued, pursuant to the Indenture dated as of February 1, 1996 among the Company, the Subsidiary Guarantors and the Bank of Montreal Trust Company, as trustee (the "Indenture"), which provides for guarantees of the Notes (the "Guarantees") by the Subsidiary Guarantors.

                 As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company and certificates of public officials. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

                 Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Exchange Notes (including the Guarantees thereof), (a) when exchanged in the manner described in the Registration Statement, (b) when duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, (c) when the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (d) when applicable provisions of "blue sky" laws have been complied with, will be legally issued and constitute binding obligations of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with the terms of the Indenture and the Exchange Notes (including the Guarantees thereof), subject to (x) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to creditors' rights and remedies generally and (y) general principles of equity (whether enforcement is sought in a proceeding at law or in equity).

                 This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the caption "Legal Matters" therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        Andrews & Kurth L.L.P.
                                        4200 Texas Commerce Tower
                                        Houston, Texas 77002